Washington, D.C. Office         Los Angeles Office            J. BRAD WIGGINS

One Metro Center          SunAmerica Center            Tel (661) 713-6843

700 12th Street NW, Suite 700       1999 Avenue of the Stars, Suite 1100            bwiggins@seclawusa.com

Washington, DC 20005            Los Angeles, California 90067

Tel (202) 261-0660   Tel (310) 407-8626 • Fax (661) 438-3080

  www.seclawusa.com

December 23, 2020

Rise Gold Corp.

Suite 650 – 669 Howe Street

Vancouver, British Columbia V6C 0B4

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) by Rise Gold Corp., a Nevada corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”), including that certain related prospectus to be filed with the Commission (the “Prospectus”) under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to a total of 9,432,684 shares of the Company’s common stock, $0.001 par value (the “Shares”), consisting of up to:

(i)4,697,166 outstanding Shares (the “Outstanding Shares”),

(ii)2,225,352 Shares (the “July 2020 Warrant Shares”) issuable upon exercise of common stock purchase warrants issued July 31, 2020 and exercisable at a price per Share of $1.00 (the “July 2020 Warrants”),

(iii)166,666 Shares (the “September 2020 Warrant Shares”) issuable upon exercise of common stock purchase warrants issued September 21, 2020 and exercisable at a price per Share of $1.00 (the “September 2020 Warrants”),

(iv)110,000 Shares (the “March 2016 Option Shares”) issuable upon exercise of incentive stock options issued March 23, 2016 and exercisable at a price per Share of C$1.50 (the “March 2016 Options”),

(v)350,000 Shares (the “April 2018 Option Shares”) issuable upon exercise of incentive stock options issued April 19, 2018 and exercisable at a price per Share of C$1.20 (the “April 2018 Options”),

(vi)180,000 Shares (the “November 2018 Option Shares”) issuable upon exercise of incentive stock options issued November 29, 2018 and exercisable at a price per Share of C$1.00 (the “November 2018 Options”),

December 23, 2020

(vii)290,000 Shares (the “August 2019 Option Shares”) issuable upon exercise of incentive stock options issued August 21, 2019 and exercisable at a price per Share of C$0.70 (the “August 2019 Options”),

(viii)75,000 Shares (the “March 2020 Option Shares”) issuable upon exercise of incentive stock options issued March 17, 2020 and exercisable at a price per Share of C$0.50 (the “March 2020 Options”), and

(ix)1,338,500 Shares (the “September 2020 Option Shares”) issuable upon exercise of incentive stock options issued September 22, 2020 and exercisable at a price per Share of C$0.90 (the “September 2020 Options”), all as described in the Registration Statement. The July 2020 Warrant Shares and the September 2020 Warrant Shares are collectively referred to as the “Warrant Shares,” and the July 2020 Warrants and the September 2020 Warrants are collectively referred to as the “Warrants.” The March 2016 Option Shares, the April 2018 Option Shares, the November 2018 Option Shares, the August 2019 Option Shares, the March 2020 Option Shares and the September 2020 Option Shares are collectively referred to as the “Option Shares,” and the March 2016 Options, the April 2018 Options, the November 2018 Options, the August 2019 Options, the March 2020 Options and the September 2020 Options are collectively referred to as the “Options.”

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s articles of incorporation, as amended to date; the Company’s Bylaws as in effect on the date hereof; the form of certificates representing the Warrants; the form of certificates representing the Options; and certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the issuance of the Outstanding Shares, the Warrants, the Warrant Shares, the Options, and the Options Shares and the filing of the Registration Statement.

We have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have assumed without investigation the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, the accuracy and completeness of all records made available to us by the Company, and that all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof.

December 23, 2020

We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will continue to be effective at the time of any resale of the Shares, (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby by any Selling Stockholders, (iii) all Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement, and (iv) at the time of the offering, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares. The opinion set forth in this letter is limited solely to the federal laws of the United States and the applicable laws of the State of Nevada. We express no opinion with respect to any other laws.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1.The Outstanding Shares are validly issued, fully paid and nonassessable.

2.Upon the due exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and nonassessable.

3.Upon the due exercise of the Options in accordance with their terms, the Option Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ SecuritiesLawUSA, PC

SecuritiesLawUSA, PC